UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2015

PREMIER HOLDING CORP.

(Name of small business issuer specified in its charter)

Nevada	000-53824	88-0344135
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1382 Valencia Avenue, Unit F Tustin, CA 92780

(Address of principal executive offices)

(former name or former address, if changed since last report)

(949) 260-8070

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 3.02, Unregistered Sales of Equity Securities

On December 19, 2015, the Board of Directors of PREMIER HOLDING CORPORATION, a Nevada Corporation (the “Corporation”), approved the sale of 250,000 shares of Corporate Series B Voting Convertible Preferred Stock to Randall Letcavage for the sum of $70,000 USD or $.28 per share. This amount is to be deemed paid by a set-off and debit by the Corporation of the amount it owes to Randall Letcavage, Chief Executive Office and President, and Chairman of the Board of Directors of the Corporation. Mr. Letcavage abstained from the Board decision to accept his offer.

The Board of Directors of the Corporation has been authorized, empowered and directed to issue a certificate representing shares of Series B Voting Convertible Preferred Stock and evidencing the issuance and sale of 250,000 shares of Series B Voting Convertible Preferred Stock to Randall Letcavage, such shares to be fully paid and non-assessable, and the appropriate officers of the Corporation shall set-off and debit the financial records of the Corporation to reflect a reduction in the amount of Letcavage’s loan to the Corporation in exchange and as payment for the issuance of 250,000 shares of Series B Voting Convertible Preferred Stock.

The total consideration of $70,000 is deemed received by the Corporation for the 250,000 shares of Series B Voting Convertible Preferred Stock so issued to Randall Letcavage, which shall be credited $25 to the preferred stock account and $69,975 to the paid-in-capital in excess of par account of the Corporation.

After shares of Series B Voting Convertible Preferred Stock have been issued, the Treasurer of the Corporation shall cause 1,000,000 shares of common stock of the Corporation to be reserved for issuance to the holder of the Series B Voting Convertible Preferred Stock when such shares are converted into shares of common stock automatically three years after the date of issuance.

Investors are encouraged to read and understand the Company's filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER HOLDING CORPORATION

	By:	/s/ Randall Letcavage
Randall Letcavage,
Chief Executive Officer
Date: December 23, 2015

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List of Exhibits

99.1	Certificate of Designation for the Series B Voting Convertible Preferred Stock

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